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Exhibit 99.1

Company Press Release

Micros-to-Mainframes,Inc Signing if Merger Agreement With BTG,
Inc.

VALLEY COTTAGE, N.Y.--Sept. 2, 1997-- Micros-to-Mainframes, Inc. ("MTM") (Nasdaq:MTMC), a single-source provider of advanced technology solutions, communications products and Internet development services, today announced that it has signed an agreement to be acquired by BTG, Inc. of Fairfax, Virginia ("BTG") (Nasdaq:BTGI). A provider of information technology services and products to government and commercial clients, BTG specializes in systems engineering, integration and network systems, Internet/Intranet services, community networks, custom computer manufacturing, and the reselling of hardware, software and services.

The merger will result in a larger and stronger BTG, with revenue projected at over $500 million, approximately 20% in commercial business. Micros-to-Mainframes will serve as the focal point for an aggressive business plan to grow a national information technology services company through acquisition and internal growth.

Howard A. Pavony, Chairman of the Board of MTM, stated, "This is a very exciting event for Micros-to-Mainframes in order to accelerate its expansion and acquisition plans and build upon the 11 years of success and growth we have continued to enjoy. By joining forces with a dynamic organization such as BTG, we will be able to offer our customers national coverage and a tremendous increase in both technical and financial resources. We believe this is a very positive and exciting transaction for all of our employees and stockholders."

Steven H. Rothman, MTM President and CEO, stated, "The signing of this agreement is the result of many months of due diligence performed by both BTG and MTM in order to assure that the combination of both companies will enhance our ability to construct a national technology solutions partner for our clients and bring added benefits to all our employees and stockholders."



The completion of the merger is pending the filing of all necessary documents to the appropriate agencies and the successful proxy vote of the Micros-to-Mainframes' stockholders. Under the terms of the agreement, BTG will purchase all of MTM's stock for $25 million, approximately half in cash and half in BTG stock. The transaction is expected to be finalized before the end of the year, subject to MTM stockholder and regulatory approvals.

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Micros-to-Mainframes, Inc. is a single-source provider and
integrator of advanced technology products, including wide and local area networks, telecommunications solutions, and system design consulting, maintenance and outsourcing services. The Company maintains sales, technology labs, training and service facilities in Valley Cottage, New York, New York City, and Connecticut.



"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses and other risks described in the Company's Securities and Exchange Commission filings.

   Contact:

   Micros-to-Mainframes
   Steven H. Rothman, 914/268-5000, stever@mtm.com or
   The Equity Group
   Robert Goldstein, 212/371-8660 or
   Caroline Royall, 212/836-9611